Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2021, relating to the financial statements of Romeo Power, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Los Angeles, California

April 15, 2021